Exhibit 99.1
P R E S S   R E L E A S E

Contacts: James E. Green, Executive Vice President, Corporate Affairs 423-989-8125 David E. Robinson, Senior Director, Corporate Affairs 423-989-7045
FOR IMMEDIATE RELEASE
KING PHARMACEUTICALS REPORTS INTENT
TO APPEAL SKELAXIN® SUMMARY JUDGMENT ORDER
BRISTOL, TENNESSEE, January 21, 2009 — King Pharmaceuticals, Inc. (NYSE:KG) reported today that the U.S. District Court for the Eastern District of New York in the case of King Pharmaceuticals, Inc., et al. v. Eon Labs, Inc., Case No. 04-cv-5540 (DGT), issued an Order invalidating United States Patent Nos. 6,407,128 and 6,683,102, two patents relating to SKELAXIN® (metaxalone). The Company plans to appeal the Order, which was issued in response to Eon’s motion for summary judgment without the benefit of a hearing. Furthermore, the Order is unrelated to the Company’s pending litigation against Sandoz, Inc., successor to Eon, in the U.S. District Court for the District of New Jersey regarding United States Patent No. 7,122,566, an additional patent relating to SKELAXIN® which is listed in the U.S. Food and Drug Administration’s Approved Drug Products With Therapeutic Equivalence Evaluations (the “Orange Book”). Importantly, Sandoz does not currently have an Abbreviated New Drug Application approved by the U.S. Food and Drug Administration to market a generic version of SKELAXIN®.
About King Pharmaceuticals, Inc.
King, headquartered in Bristol, Tennessee, is a vertically integrated branded pharmaceutical company. King, an S&P 500 Index company, seeks to capitalize on opportunities in the pharmaceutical industry through the development, including through in-licensing arrangements and acquisitions, of novel branded prescription pharmaceutical products and technologies that complement the Company’s focus in specialty-driven markets, particularly neuroscience and hospital. King is also a leader in the development, registration, manufacture and marketing of pharmaceutical products for food producing animals.
About Forward-Looking Statements
This release contains forward-looking statements which reflect management’s current views of future events and operations, including, but not limited to, statements pertaining to King’s plan to appeal the Order. These forward-looking statements involve certain significant risks and uncertainties, and actual results may differ materially from the forward-looking statements. Some important factors which may cause results to differ include dependence on King’s ability to successfully challenge the Order invalidating the patents relating to SKELAXIN®. Other important factors that may cause actual results to differ materially from the forward-looking statements are discussed in the “Risk Factors” section and other sections of King’s Form 10-K for the year ended December 31, 2007, and Form 10-Q for the third quarter ended September 30, 2008, which are on file with the U.S. Securities and Exchange Commission. King does not undertake to publicly update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.
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EXECUTIVE OFFICES
KING PHARMACEUTICALS, INC.
501 FIFTH STREET, BRISTOL, TN 37620